Global Casinos Reports Strong Earnings Improvement
In First Fiscal Quarter
 Q1 operating cash flow up 41%

BOULDER, Colo. – November 17, 2009 – Global Casinos, Inc. (OTCBB: GBCS) today announced financial results for its first quarter ended September 30, 2009.

First quarter net income attributable to common stockholders was $131,000, or $0.02 per diluted share, versus a net loss attributable to common shareholders of $29,000, or less than $0.01 per diluted share, in the first quarter a year ago. The bottom-line improvement is attributable to a 9% reduction in operating expenses and a slight increase in net revenue, which was $1,681,058 versus $1,670,623 in the first quarter last year.

Operating income increased to $183,000 from $30,000 in the same quarter a year ago. Cash flow from operations was $256,000 versus $181,000 during the same period last year.

“Our cost containment efforts resulted in another quarter of much improved bottom-line results and increased operating cash flow,” said Clifford L. Neuman, president. “Our Bull Durham property continues to perform well, in spite of the challenges dealt to the broader gaming market by the economic downturn.  The July 2 statewide implementation of higher wager limits and extended operating hours clearly strengthened the performance of Colorado’s gaming sector during what was otherwise another difficult quarter for the U.S. gaming industry.”

“As we enter the slower winter season, we will maintain our focus on operational efficiencies,” Neuman added.  “We will be especially focused on stabilizing our Doc Holliday property, where the anticipated seasonal slowdown will present the greatest challenge.  We also will continue to leverage the strong cash flow and operating results of our Blackhawk-based Bull Durham casino.”

Neuman said management has made meaningful progress in its efforts to refinance certain secured obligations that came due in September 2009. “We are engaged in constructive discussions with two note holders regarding terms for a potential refinance and an extension of these notes. We intend to continue making payments under the notes pending the conclusion of our renegotiation efforts.”

About Global Casinos, Inc.
Global Casinos, Inc. owns and operates the Bull Durham Saloon and Casino and Doc Holliday Casino, located in Colorado’s limited stakes gaming districts of Black Hawk and Central City, respectively.

Safe Harbor Statement
Certain statements in this news release that are not historical facts are forward-looking statements, such as statements relating to anticipated enhancements in the Company’s financial performance, and future development or expansion activities.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect performance and financial results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in gaming laws or regulations (including the legalization of gaming in various jurisdictions), risks related to development and construction activities, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB for the year ended June 30, 2009.

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Geoff High
Pfeiffer High Investor Relations, Inc.
1125 17th Street, Suite 1805
Denver, Colorado 80202
P: 303-393-7044
C: 303-514-0656
F:  303-297-3526
http://www.pfeifferhigh.com

GLOBAL CASINOS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	June 30, 2009
ASSETS
Current Assets
Cash and cash equivalents	$ 1,538,881	$ 1,378,074
Accrued gaming income	254,906	190,516
Inventory	19,309	19,309
Prepaid expenses and other current assets	98,587	100,791
Total current assets	1,911,683	1,688,690
Land, building and improvements, and equipment:
Land	517,950	517,950
Building and improvements	4,121,308	4,121,308
Equipment	3,111,066	3,192,703
Total land, building and improvements, and equipment	7,750,324	7,831,961
Accumulated depreciation	(4,412,165)	(4,393,514)
Land, building and improvements, and equipment, net	3,338,159	3,438,447
Goodwill	1,898,496	1,898,496
Total assets	$ 7,148,338	$ 7,025,633

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, trade	$ 146,719	$ 140,541
Accounts payable, related parties	20,437	18,507
Accrued expenses	298,528	360,774
Accrued interest	6,720	6,720
Joint venture obligation	25,850	25,850
Current portion of long-term debt	2,001,297	2,038,068
Other	335,058	252,578
Total current liabilities	2,834,609	2,843,038
Long-term debt, less current portion	-	-
Commitments and contingencies
Stockholders' equity:
Preferred stock: 10,000,000 shares authorized
Series A - no dividends, $2.00 stated value, non-voting,
2,000,000 shares authorized, 200,500 shares issued and outstanding	401,000	401,000
Series B - 8% cumulative, convertible, $10.00 stated value, non-voting,
400,000 shares authorized, no shares issued and outstanding	-	-
Series C - 7% cumulative, convertible, $1.20 stated value, voting
600,000 shares authorized, no shares issued and outstanding	-	-
Series D - 8% cumulative, convertible, $1.00 stated value, non-voting
1,000,000 shares authorized, 700,000 shares issued and outstanding	700,000	700,000
Common stock - $0.05 par value; 50,000,000 shares authorized;
6,032,488 and 5,955,215 shares issued and outstanding	301,625	297,761
Additional paid-in capital	13,992,640	14,010,815
Accumulated deficit	(11,081,536)	(11,226,981)
Total equity	4,313,729	4,182,595
Total liabilities and stockholders' equity	$ 7,148,338	$ 7,025,633

GLOBAL CASINOS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended September 30, 2009 and 2008

	2009	2008

Revenues:
Casino	$ 1,721,262	$ 1,709,765
Promotional allowances	(40,204)	(39,142)
Net Revenues	1,681,058	1,670,623

Expenses:
Casino operations	1,462,551	1,537,921
Operating, general, and administrative	35,709	102,737
	1,494,760	1,640,658

Income (loss) from operations	182,798	29,965

Other income (expense):
Interest	(37,353)	(42,047)
Equity in earnings of Global Gaming Technologies	-	(1,198)
Impairment of investment in Global Gaming Technologies	-	-
Loss on asset disposals	-	(1,100)

Income (loss) before provision for income taxes	145,445	(14,380)
Provision for income taxes	-	-

Net income (loss)	145,445	(14,380)

Series D Preferred dividends	(14,311)	(14,311)
Net income (loss) attributable to common shareholders	$ 131,134	$ (28,691)

Earnings (loss) per common share:
Basic	$ 0.02	$ (0.00)
Diluted	$ 0.02	$ (0.00)

Weighted average shares outstanding:
Basic	5,994,710	5,925,215
Diluted	6,033,216	5,925,215